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                                                                 EXHIBIT 99.322


                         ISO CONGESTION REFORM PROPOSAL


Introduction:

This document is intended to provide a summary of the ISO's proposed congestion management proposal and an examination of the affect the proposal is likely to have both on our current operations and on the PX Congestion Reform concept.


ISO Proposal:

The ISO proposal is an evolutionary approach rather than a revolutionary one. The ISO specifically attempts to preserve the "original design principles" of the initial California model, while resolving market design flaws. The following excerpt from the ISO's proposal lists some of the primary criteria incorporated within their solution:

o Allocates and prices transmission resources in the forward markets in a way that is consistent with the ISO's real-time operating needs;

o Clearly distinguishes between competitive and non-competitive situations for managing transmission congestion, particularly to ensure that resources needed at specific locations for reliability will not be able to exercise market power;

o Ensures accurate locational pricing in the imbalance energy market when congestion occurs in real time; and

o Provides sufficient information and tools to allow market participants to identify and execute efficient trading opportunities, in particular, to effectively self-manage congestion.

o Separates pricing and allocation of scarce transmission resources (performed by the ISO) from the pricing of forward energy (performed by the SCs);

o Relies on decentralized production decisions (unit commitment and dispatch) in the forward markets, rather than allowing or requiring the ISO to make involuntary trades between distinct forward energy markets (SCs); and

o Unbundles services in a logically consistent manner, to maximize transparency and stimulate market innovation, and to allocate costs efficiently to the responsible entities.

In creating a solution that addresses these criteria the ISO has designed markets whose structures (timelines etc.) remain similar to the current system, but whose details are significantly different. For instance, the ISO retains the zonal model but only with significant changes and treats FTRs a similar way. The ISO's proposal can be dived into four primary sections: the network model, the Real-Time market, the Forward Market and the Long Forward Market.


     California Network Model:

The ISO plan retains zones, which are renamed Locational Price Areas (LPAs). California is divided into 10 LPAs. Seven of the LPAs are referred to as Local Reliability Areas (LRAs), which are equivalent to the current non-competitive zones, and



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                         ISO CONGESTION REFORM PROPOSAL


are defined by the ISO as "areas where transmission is limited or vulnerable." The ISO proposal is designed to provide operators with the tools to manage reliability within LRAs and between LRAs and the rest of the grid.

The ISO applies the same network model, referred to as the "commercial model" to its congestion management calculations in all markets. This is different from the current process where intra-zonal constraints are recognized in the forward markets, but are ignored. Instead the ISO will define a set of shift factors and nomograms in the two day-ahead market, and will use them through Real-Time. This should help to eliminate the current disconnect between the forward and Real-Time market that is a major flaw with the current model.

The ISO is moving to a flowgate commercial model with looped rather than radial flows. Nomograms will be designed to manage the flows along transmission paths, both within and between zones. A nomogram "defines an area of reliable operating conditions relating two (or more) interdependent transmission quantities." Because nomograms can be affected by overall grid conditions (like Path 15 overloading), the ISO keeps a library of Nomograms to account for all typical system conditions. At a predefined period before each dispatch day, the ISO selects which nomogram to use and which shift factors are to be associated with that nomogram. Shift factors describe the physical power flow changes between zones in a looped model.


     The Long Forward Market:

The ISO considers the Long Forward market to be all activity in advance of Day-Ahead, and consists of two primary parts: the FTR market and the Local Reliability Service (LRS) Procurement.

The FTR market design proposed by the ISO has the following characteristics:

     o    100% release of ATC (based upon certain nomograms)

     o    50% released in three-year contracts

     o    50% released in monthly contracts

     o    No position limits

     o    FTRs are physical and financial, like today

     o    FTRs would apply to AS across interties

     o    Scheduling priority expires after Day-Ahead, like today

     o    Financial rights remain through Hour-Ahead

The FTR process is greatly complicated by the looped zonal model, however, and was the section of the proposal that met with the strongest stakeholder reaction. Some of the complexities of the new system include:

     o FTR purchases must take into account the looped flow of energy (i.e. may have to purchase several FTRs just to go from AZ2 to SP15)



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                         ISO CONGESTION REFORM PROPOSAL



     o To obtain a total transmission hedge, customers would potentially have to schedule different amounts of FTRs based upon each set of nomograms / shift factors

     o ISO hasn't finalized zone redefinition policy. Both proposals of how to accommodate FTR holders when zones are modified were rejected by stakeholders

The existing RMR pre-dispatch process will be replaced by Local Reliability Service (LRS) Procurement, which will take place in a Two Day-Ahead market. The market would consist of a separate auction for each LRA. In the auction resources selected will be paid a capacity payment to guarantee that a certain amount of capacity will either be available to the ISO to call in Real-Time or will be operating in Real-Time. Additionally, the ISO would identify a "minimum energy" portion of the capacity that the ISO will require to be scheduled in the Day-Ahead market (either through the PX or bilaterally). The LRS procurement market would have the following characteristics:

     o    Capacity payments would be capped to mitigate market power

     o There will be a need for standing bids and availability standards to ensure that the resources would always be available when needed

     o Substantial penalties would apply to resources that sold capacity in this auction and failed to deliver

     o The minimum energy requirement would be defined by the nomogram corresponding to the system conditions anticipated to exist on the relevant Trading Day

     o Additional capacity (beyond the minimum scheduled requirement) could be scheduled to provide energy, or could bid A/S or Supplemental Energy. If selected for A/S it would forfeit the local reliability
          (LR) payment for the amount of capacity sold for A/S

     o It is anticipated that by resolving LRS requirements in the Two Day-Ahead market, congestion between the LRAs and the competitive LPAs would be greatly reduced or eliminated in both DA and HA


     The Forward Market

The ISO will continue to run CONG and procure AS capacity in the Day-Ahead and Hour-Ahead markets. In addition, the ISO will also run a recallable market and a follow-up LRS procurement in this process. Market separation will be preserved in all processes.

SCs will still submit adjustment bids into a preferred and a revised market in the Day-Ahead, and will be able to submit inter-SC adjustment bids. However, there will be some changes, which include:


     o    Loop model relying on nomograms and shift factors


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                         ISO CONGESTION REFORM PROPOSAL



     o The only transmission capacity that can be acquired in this process is the daily capacity not already reserved for ETCs or auctioned off as FTRs, and could potentially be a very small amount

     o AS across interties will be able to compete for DA transmission, but must be assigned FTRs. Any AS capacity scheduled will not be used by CONG to create counter-flows for energy

     o    The forward zonal model will use the same constraints as Real-Time

     o In an attempt to help the liquidity of inter-SC adjustment bids, the ISO will publish unused adjustment bids for those customers who select the option

     o    The ISO will use the cheaper of the Preferred or Revised schedules

     o The ISO will try to purchase AS on a system-wide basis, but will do so locally if required

     o The Day-Of LRS purchase would be a follow up to 2DA auction and would be in case of forecasting errors or unanticipated events

     o Because market separation is maintained in all markets, SCs who schedule load into LRAs are responsible for scheduling the required amount of local generation

An additional option under consideration by the ISO is the potential for SCs to elect to participate in a voluntary pool with no market separation. The ISO is investigating this option in more detail, and the PX should keep informed of any developments.

Once Congestion Management is complete, the ISO will run an auction for recallable transmission. This has several differences form the PX's proposed non-firm energy market, which include:

     o    Market separation preserved

     o Market only consists of unused ETC capacity - no FTRs or SC counterflows

     o    Transmission only recallable by ISO

     o Bids obtained from unused adjustment bids rather than new bids for unique product


     The Real-Time Market:

The ISO will continue to run a Real-Time balancing market, which will be a pooled market with no market separation. This market will run using established optimization techniques like the ones used in the forward markets. The objective of the optimization will be the minimization of the Imbalance Energy costs subject to all inter-LPA constraints and other resource-based constraints.

The ISO's software will be able to calculate energy requirements across any Inter-Zonal Interface, including the inter-ties. This would permit different 10-minute MCPs at the inter-ties and the adjoining Congestion Zones. This is different form the current system, which primarily consists of a single, market-wide price but can also be split into two zones if required.


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                         ISO CONGESTION REFORM PROPOSAL


Another significant change is that each resource's place in the bid stack will be determined by its effectiveness in resolving congestion (or other system requirements) as well its bid price. The efficiency-weighted merit order stack will be constructed by dividing the Energy bid prices by the corresponding efficiency factors, prior to sorting them. This process will be made more complicated by the looped network.

The ISO claims that the proposed real-time optimal dispatch method would "eliminate any price overlap between submitted decremental and incremental Energy bids, thereby putting the target price issue at rest permanently."

Real-Time intra zonal congestion is anticipated to be minor due to forward use of nomograms (which take intra-zonal constraints into account). Any congestion that did appear (because of errors in load forecasts, unanticipated system conditions like loop flow, etc.) would be resolved by "dispatching resources out of merit as needed."


Implications of ISO's design on PX Proposal:

Stakeholders' initial reactions to the ISO's proposal appeared to be mostly positive. While it is clear that much remains to be adequately defined, and that the release of specific details will probably generate additional criticisms, it is prudent to consider the effect that this proposal would have on the PX solution. In this section I am presuming that we would run a Comet style market, but the ISO would not alter its design.

The combination of physical and financial FTRs greatly reduce need for customers to bid transmission rights into the DA. In the current model, the majority of FTRs are used for financial rather than physical benefits. While this may change, if there is 100% release of FTRs, it is reasonable to expect that a significant portion of FTRs would not be offered into our market. This would reduce overall market liquidity, especially when we consider that the California model would be divided into ten zones rather than three.

We had previously identified the need for an active secondary forward (CTS) market for FTRs. If the ISO releases 50% of available ATC on a monthly basis this becomes a potentially significant barrier to forward FTR market Liquidity. In this case the PX would realistically be limited to shorter-term contracts (BoM, daily).

The ISO has published a list of the proposed FTRs to be released. This list does not contain a FTR from NP15 to ZP26. This means that there is no way link NP and SP generation / loads using an internal path (except if path 15 ETCs were offered into the market or if as a result of the auction there were both n-s and s-n flows). This would further reduce the liquidity of the proposed market.

Several stakeholders mentioned that the ISO has retained the unwieldy FTR secondary registration system (SRS). The SRS has previously been identified as a potential barrier to the liquidity of the secondary FTR market.



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                         ISO CONGESTION REFORM PROPOSAL


The ISO has stated that moving to a physical rights model does not provide support for "meaningful and transparent locational price signals." Can we justify this in our proposal?

Will bidders willingness to participate in a DA FTR auction if there is no multi-hour linking?


Implications of ISO's design on Current PX Structure:

Just as it is advisable to examine the potential effects of the ISO's solution on the PX's congestion proposal, the effects on the PX's current operations should also be considered.

The looped network model has several implications on the current congestion process, including:

     o    The ZPC would have to be redesigned

     o Zonal prices have the potential exceed bid prices. This is not possible in a radial model

     o If one zonal interface is congested, this could cause the prices in all zones to be changed to unique values

     o The above points show the increased likelihood of congested hours and also the increased effects of the congestion on PX prices. This would have the potential to further dilute the weight of the UMCP.

This model is considerably more complex than the existing model and would require significant redesign of the Core System (or proposed BP scheduling System).

The effect of the Two day-Ahead LRS market on the PX's Day Ahead Market needs to be more fully examined. Some questions:

     o What are the effects on the PX if the ISO reserves significant amounts of capacity (the total load in LRAs is equal to 49.9% of total state peak load) a day before the DA market?

     o What happens if this process is implemented while the PX still is in the must buy / must sell period? Will generators be forced to offer their generation into the PX?

The ISO's financial and physical rights model may not mesh well with the western markets purely physical FTR model. The PX may still have to make a solution that is compatible with physical rights if we are going to expand out of California.

The ISO has stated repeatedly in their document that they intend to preserve the market separation concept. Market separation has a great deal of fervent support among stakeholders. Although the ISO is going to release a study of the cost of market separation in August, it is my opinion that they would not have so strongly reaffirmed their support of the concept if they did not expect the report to be favorable. In addition if the report suggests that market separation has resulted in significant costs to California,



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                         ISO CONGESTION REFORM PROPOSAL


a legitimate rebuttal would be to point out that to be accurate, any study would need to examine the effects of a mkt. separation that has inter-SC adjustment bids. This would be a justification to continue with the separation constraints for enough of a period of time to obtain meaningful data. I thus find it unlikely that the PX is in imminent danger of having the separation constraints relaxed.


Recommendation:

The ISO has announced that they will seek board approval for their concept at the September board meeting. That gives the PX more time to think through the implications of our proposed design and to see if a less drastic approach may be preferred.

For instance, the implications of retaining the UMCP auction (in a Bid / Ask format), while adding a separate transmission auction should be examined. I believe that this may be the more appropriate model to adopt as it preserves the liquid Day-Ahead auction while providing a marketplace for FTRs. While the Comet model is elegant, FTR liquidity was identified as an issue in the physical rights model and this concern would only increase in a model where FTRs were both physical and financial.

I would recommend informing the board that we have identified congestion reform as an issue in which the PX needs to be involved, and that we have decided to be proactive in supporting a proposal that provides the necessary efficiencies and does not threaten the future of the PX. As such we are examining the ISO's proposal and are preparing a response.

Should we respond to ISO before 28th? The ISO has asked for both positive and negative comments. Their thoughts are that positives should be weighed against negatives to determine mkt. Support. If we are uncertain as to how we are to proceed with a solution, can we at least identify questions / issues that need to be resolved regardless of the path selected?